Exhibit 99.1

News Release

Investor Contact:	Nicole McIntosh	Media Contact:	Roger Hoadley
	Director of Investor Relations		Director of Communications
	(913) 236-1880		(913) 236-1993

Revised: Waddell & Reed Financial, Inc. Announces Regulatory Settlements

OVERLAND PARK, KS, July 24/PRNewswire/ Waddell & Reed Financial, Inc. (NYSE: WDR) announced today that three of its subsidiaries have finalized settlements with the U.S. Securities and Exchange Commission, the Attorney General of the State of New York, and the Kansas Securities Commissioner to settle previously disclosed, and now completed, investigations concerning market timing in the Waddell & Reed Advisors family of mutual funds. The three subsidiaries are:  Waddell & Reed Investment Management Company, Waddell & Reed Services Company, and Waddell & Reed, Inc. (collectively, “Waddell & Reed”).

Under the terms of the settlements, Waddell & Reed neither admits nor denies any of the regulators’ findings or allegations. The Company will pay a total of $50 million that will be distributed to the funds pursuant to a plan to be developed by an independent consultant and approved by the funds’ boards of directors. Waddell & Reed also agreed with the Kansas Securities Commissioner to pay a $2 million fine that will be designated for investor education, and with the New York Attorney General to reduce management fees by $5 million per year for each of the next five years in the Waddell & Reed Advisors Funds and the W&R Target Funds.

“These settlements have been in process for some time and relate to matters well in our past. Their completion is a positive event,” said Henry J. Herrmann, CEO of Waddell & Reed Financial, Inc. “Our success in settling other legal and regulatory matters, and the elimination of the distraction they had caused has already shown itself in the results of our business performance. The closure of this matter should support our continued progress.”

The Company estimates that the pre-tax charge for the second quarter to record the expense of this settlement will not exceed $55 million. See the Company's Current Report on Form 8-K regarding this matter for additional information and disclosure.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States.

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Statements in this press release regarding Waddell & Reed Financial Inc.’s business, which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors, some of which are listed below, that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These and other risks, uncertainties and other important factors are described in more detail in Waddell & Reed Financial, Inc.’s recent filings with the U.S. Securities and Exchange Commission, including, without limitation, the “Risk Factors” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Waddell & Reed Financial Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its most recent Quarterly Report on Form 10-Q.

•                  Governmental investigations, settlements of such investigations, and regulatory examinations of the company and its business activities as described in more detail in the company’s press releases and regulatory filings as well as civil litigation arising out of or related to such matters could adversely impact our assets under management, increase costs and negatively impact the profitability of the company and future financial results.